EXHIBIT 99.1

Rekor Announces Financing to Solidify Cash Position and Accelerate Business Growth and Technology Development

Company gains major interest from multinational strategic investors to advance Rekor state-of-the-art data and AI tech via potential investments

COLUMBIA, MD – December 20, 2022 - Rekor Systems, Inc. (NASDAQ: REKR) ("Rekor" or the "Company"), a global AI technology company with a mission to provide insights that build safer, smarter, and greener cities through intelligent infrastructure, today announced it has executed a term sheet providing for the issuance of up to $15 million in notes (“the Notes”) to solidify its cash position and to accelerate its growth plan. Proceeds will provide necessary funding for Company’s execution plan across its public safety, urban mobility, and transportation management business. The Company’s Chairman and CEO, Robert A. Berman, has arranged and will participate in this financing.

The financing will provide funds to continue the Company’s current business initiatives, including further development of the Company’s Rekor One TM platform, which has been designed to serve as a unified source of roadway intelligence, aggregating and analyzing multiple pools of historical and real-time data to provide insights that make transportation networks safer, smarter and greener.

“As historic infrastructure investments are being planned to transform our communities in the United States, we are seeing increasing demand for digital infrastructure technology,” said Rekor’s Chief Revenue Officer, Michael Dunbar. “Traffic studies play an important early role in planning, and enhanced technology that provides more accurate and detailed data can be a very valuable aid in this process. At this point, Rekor has been granted permission by more than a dozen state Departments of Transportation to launch proof of capability sites of our edge-based Class, Count & Speed Applications. Implementation of these systems has begun.”

The Company also announced that it has retained Three Twenty-One Capital as financial advisor to assist in ongoing discussions with several large multinational companies, including current business partners. These discussions concern potential strategic investments in Rekor to enhance the company’s future growth and accelerate the development of the Rekor One TM platform. There can be no assurance that a specific transaction will result from the discussions. “Due to the significant opportunities we see in the intelligent infrastructure area, we are anxious to sustain a high level of research and development and maximize our competitive position,” said Mr. Berman. “Rekor’s Board is focusing on our strategic options and has encouraged me to be flexible in considering all of them.”

The term sheet provides for a closing in early January. The Notes will have a maturity date of 30 months from the closing date and will be a senior secured debt obligation of Rekor and its wholly-owned subsidiaries. They may be subordinated on certain terms and conditions to a tier-one bank facility not to exceed $15 million. They will bear interest payable quarterly from the date of issuance at 12% per annum. Noteholders will also receive 100% warrant coverage to purchase Rekor common stock at $2.00 per share, with a five-year exercise period.

The term sheet is subject to the good faith negotiation and execution of definitive documentation. After closing, the Company expects to file a report on Form 8-K providing final details of the transaction.

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About Rekor Systems, Inc.

Rekor Systems, Inc. (NASDAQ: REKR) is a trusted global authority on intelligent infrastructure providing innovative solutions that drive the world to be safer, smarter, and greener. As a provider of comprehensive, continuous, and real-time roadway intelligence, Rekor leverages AI, machine learning, and holistic data to support the intelligent infrastructure that is essential for smart mobility. With its disruptive technology, the Company delivers integrated solutions, actionable insights, and predictions that increase roadway safety. To learn more, please visit our website: https://rekor.ai, and follow Rekor on social media on LinkedIn, Twitter, and Facebook.

Forward-Looking Statements

This press release and its links and attachments contain statements concerning Rekor Systems, Inc. and its future expectations, plans, and prospects that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of Rekor's core suite of AI-powered technology and the size and shape of the global market for ALPR systems. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," by the negative of these terms or by other similar expressions. You are cautioned that such statements are subject to many risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual circumstances, events or results may differ materially from those projected in the forward-looking statements, particularly as a result of various risks and other factors identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

Media & Investor Relations Contact:

Rekor Systems, Inc.

Charles Degliomini

ir@rekorsystems.com

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